Exhibit 4.2

FIRST BUSEY CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

(Effective January 1, 2011)

Section 1.  Purpose of the Plan

The purpose of the FIRST BUSEY CORPORATION EMPLOYEE STOCK PURCHASE PLAN (the “Plan”) is to secure for FIRST BUSEY CORPORATION (the “Company”) and its Related Corporations and its stockholders the benefits of the incentive inherent in the ownership of common stock by Employees. The Plan is intended to comply with the provisions of Code Section 423 and shall be administered, interpreted and construed in accordance with such provisions.

Section 2.  Eligibility

Each eligible Employee shall be eligible to participate in the Plan beginning on the Entry Date coincident with or next following the date on which the Employee has been employed. The Committee shall retain the right to change the eligibility criteria for any Plan Year, in advance of such Plan Year, provided such criteria are permissible under Code Section 423.

Section 3.  Participation and Payroll Deductions

(a)  Enrollment.  Each Employee may elect to participate in the Plan for an Offering Period by completing an enrollment form prescribed by the Committee and returning it to the Company on or before the date specified by the Committee, which date shall precede the Employee’s Entry Date. Each Employee shall be advised before the beginning of each Offering Period of the method of determining the purchase price under Section 4.

(b)  Amount of Deduction.  The enrollment form may specify a payroll deduction amount based on a percentage of Compensation, which shall be withheld from the Participant’s regular paychecks, which may include bonus paychecks, for an Offering Period. The Committee, in its sole discretion, may establish limitations, by number of shares or by dollar amount, on the maximum level of participation for any Offering Period. The Committee in its sole discretion may authorize payment in respect of any Option exercised hereunder by personal check. Unless otherwise specified by the Committee in advance of an Offering Period, the maximum number of Shares which may be purchased by any Participant during any Offering Period shall be 6,000.

(c)  Payroll Deduction Accounts.  Each Participant’s payroll deduction shall be credited, as soon as practicable following the relevant pay date within an applicable Offering Period, to a Payroll Deduction Account, pending the purchase of Shares in accordance with the provisions of the Plan. All such amounts shall be assets of the Company and may be used by the Company for any corporate purpose. No interest shall accrue or be paid on amounts credited to a Payroll Deduction Account.

(d)  Subsequent Offering Periods.  Unless otherwise specified prior to the beginning of any Plan Year on an enrollment form prescribed by the Committee, a Participant shall be deemed to have elected to participate in each Offering Period within a Plan Year and for each subsequent Plan Year (and subsequent Offering Periods) for which the Participant is eligible to the same extent and in the same manner as at the end of the prior Offering Period based on the election form on file with the Company for such prior Offering Period.

(e)  Change in Participation.

(i)    A Participant may cease participation in an Offering Period under the Plan by completing and filing the form prescribed by the Committee with the Company at least fifteen (15) days prior to the end of such Offering Period. Such cessation will become effective as soon as practicable following receipt of such form by the Company, whereupon no further payroll deductions will be made and the Company shall pay to such Participant an amount equal to the balance in the Participant’s Payroll Deduction Account as soon as practicable thereafter without interest. To the extent then eligible, any Participant who ceased to participate may elect to participate again prior to any subsequent Entry Date.

(ii)   Unless otherwise provided by the Committee, at any time during an Offering Period (but not more than once in any calendar quarter) a Participant may increase or decrease the percentage of Compensation subject to payroll deduction within the limits provided in Section 3(b) above and Section 4(b) below, by filing the form prescribed by the Committee with the Company. Such increase or decrease shall become effective with the first pay period following receipt of such form to which it may be practicably applied.

(iii)  Notwithstanding anything contained herein to the contrary, if the Committee determines under Section 4 to change the Purchase Price, each Participant shall be advised in advance of the effective date of such change and afforded the opportunity to make a change in participation under Section 3(e)(i) or Section 3(e)(ii) before such change in the Purchase Price takes effect.

Section 4.  Offerings and Purchase Price

(a)  Maximum Number of Shares.  The Committee will implement the Plan by making offerings of Shares on each Grant Date until the maximum number of Shares available under the Plan have been issued pursuant to the exercise of Options.

(b)  Exercise of Options.  Subject to Section 4(d), on each Investment Date, each Participant shall be deemed, subject to Section 4(e), without any further action, to have exercised rights under the Plan to purchase the number of Shares determined by dividing the current balance of the Participant’s Payroll Deduction Account through such date by the Purchase Price (as determined in Section 4(c) below).

(c)  In advance of any Offering Period, the Committee shall establish the method for determining the Purchase Price. The Committee may establish the Purchase Price using any of the following standards:

(i)    the Fair Market Value on the Grant Date;

(ii)   the Fair Market Value on the Investment Date;

(iii)  the lower of the Fair Market Value on the Grant Date or Investment Date; or

(iv)  a pre-established percentage of any of the foregoing (but in no event less than eighty-five percent (85%) of the Fair Market Value).

As of the Effective Date, and until otherwise modified by the Committee, consistent with this paragraph (c), the Purchase Price shall be based upon ninety five percent (95%) of the Fair Market Value on the Investment Date.

(d)  Oversubscription of Shares.  If the total number of Shares for which Options are exercised on any Investment Date exceeds the maximum number of Shares available under the Plan, the Company shall make a proportionate allocation among the Participants of the Shares available for delivery and distribution in as nearly a uniform manner as shall be practicable.

(e)  Limitations on Grant and Exercise of Options.

(i)    No Option granted under this Plan shall permit a Participant to purchase Shares under all employee stock purchase plans (as defined under Code Section 423(b)) of the Company at a rate which, in the aggregate, exceeds $25,000 of the Fair Market Value of such Shares (determined at the time the Option is granted) for each calendar year in which the Option is outstanding at any time.

(ii)   No Employee who would own immediately after the Option is granted Shares possessing five percent (5%) or more of the total combined voting power or value of all classes of Shares of the Company (a “5% Owner”) shall be granted an Option. For purposes of determining whether an Employee is a 5% Owner, the rules of Code Section 424(d) shall apply in determining the Share ownership of an individual and Shares which the Employee may purchase under outstanding Options shall be treated as Shares owned by the Employee.

(iii)  To comply with the foregoing limitation, the Company unilaterally may decrease a Participant’s payroll deduction at any time during an Offering Period.

Section 5.  Distributions of Shares

(a)  Distributions of Shares.  As soon as practicable following an Investment Date, Shares deemed purchased pursuant to Section 4(b) shall be distributed to the Participant in a manner determined by the Committee.

(b)  Termination of Employment.  If a Participant ceases for any reason during an Offering Period to be an Employee, the balance of the Participant’s Payroll Deduction Account shall be refunded as soon as practicable to the Participant or, in the event of the Participant’s death, to the Participant’s estate without interest. Notwithstanding the foregoing, if the Participant’s termination is due to Retirement occurring in the last three (3) months of an Offering Period, the Participant’s Payroll Deductions shall remain in the Plan (subject to withdrawal rights under Section 3(e)(i)) and used to purchase Shares as if still employed on the Investment Date.

Section 6.  Rights as a Stockholder

When a Participant purchases Shares pursuant to the Plan, the Participant shall have all of the rights and privileges of a stockholder of the Company with respect to the Shares so purchased or credited, whether or not certificates representing such Shares shall have been issued.

Section 7.  Options Not Transferable

Options granted under the Plan are not transferable by a Participant, except by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.

Section 8.  Common Stock

(a)  Reserved Shares.  Subject to the provisions of Section 9 relating to adjustments upon changes in the Company’s stock, there shall be reserved for the issuance and purchase under the Plan an aggregate of five hundred thousand (500,000) Shares. Shares subject to the Plan shall be Shares currently authorized but unissued, or currently held or, to the extent permitted by applicable law, subsequently acquired by the Company as treasury shares, including Shares purchased in the open market or in private transactions.

(b)  Restrictions on Exercise.  In its sole discretion, the Board may require as conditions to the exercise of any Option that Shares reserved for issuance upon the exercise of an Option shall have been duly listed on any recognized national securities exchange, and that either a registration statement under the Securities Act of 1933, as amended, with respect to said Shares shall be effective, or the Participant shall have represented at the time of purchase, in form and substance satisfactory to the Company, that it is the Participant’s intention to purchase the Shares for investment only and not for resale or distribution.

(c)  Restriction on Sale.  Unless otherwise provided by the Committee, Shares purchased under the Plan shall not be transferable by a Participant for a period of twelve (12) months immediately following the Investment Date on which such Shares were purchased.

(d)  Registration of Shares.  Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant, or, if the Participant so directs by written notice to the Treasurer of the Company prior to the Investment Date applicable thereto, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law.

(e)  Fractional Shares.  Unless otherwise provided by the Committee, fractional Shares will not be credited to a Participants’ account if the amount of payroll deductions accumulated during any given Offering Period is not equally divisible by the Purchase Price for that Offering Period.

Section 9.  Adjustment Upon Changes In Capitalization

(a)           Subject to any required action by the Company or its stockholders, and subject to the provisions of applicable corporate law, if during an Offering Period the outstanding Shares increase or decrease or change into or are exchanged for a different number or kind of security or are otherwise affected by reason of any recapitalization, reclassification, stock split, reverse stock split, combination of Shares, exchange of Shares, stock dividend, or other distribution payable in capital stock, or some other increase or decrease in such Shares occurs without the Company’s receiving consideration therefore (any of which being referred to as a “Capitalization Event”), there shall automatically be made, unless otherwise provided by the Committee, a proportionate and appropriate adjustment in the number and kind of securities underlying Options, so that the proportionate interest of each Participant immediately following such event will, to the extent practicable, be the same as immediately before such event. Any such adjustment to Options will not change the total price with respect to Option or other securities underlying the Participant’s election, but will include a corresponding proportionate adjustment in the price of the Share, to the extent consistent with Code Section 424.

(b)           Upon the occurrence of a Capitalization Event, there shall automatically be made, unless otherwise determined by the Committee, a commensurate change to the maximum number and kind of Shares provided in Section 8.

(c)           Except as expressly provided by this Section 9, no issuance by the Company of any of its securities of any kind, including securities convertible into shares of any class of stock, will affect, and no adjustment by reason thereof will be made with respect to, the number of Shares subject to any Options or the price to be paid for stock under the terms of the Plan. The grant of an Option under the Plan will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

(d)           Upon a sale of all or substantially all of the assets of the Company, or the consolidation or merger of the Company with or into another corporation, subject to the Board’s right under Section 11 to terminate the Plan, each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a parent or Related Corporation of the successor or purchasing corporation. If the successor or purchasing corporation refuses to assume or substitute options for the Options under the Plan, the Offering Period then in progress shall be shortened by setting a new Investment Date (the “New Investment Date”). The New Investment Date shall be any date occurring before the effective date of the Company’s proposed sale or merger. The Board shall notify each Participant in writing, at least ten (10) business days prior to the New Investment Date, that the Investment Date for the Participant’s Option has been changed to the New Investment Date and that the Participant’s Option shall be exercised automatically on the New Investment Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 3 hereof.

Section 10.  Administration

(a)  Appointment.  The Plan shall be administered by the Committee provided that the Committee shall be comprised solely of at least two (2) non-employee, disinterested directors appointed by the Board. A disinterested director is any member of the Board who is a “Non-Employee Director” within the meaning of paragraph (b)(3)(i) of Securities and Exchange Commission Rule 16b-3 (“Rule 16b-3”).

(b)  Authority.  The Committee has full authority and discretion to make, administer and interpret such rules and regulations as it deems necessary to administer the Plan (including rules and regulations deemed necessary to comply with the requirements of Code Section 423). The Committee will have final and binding authority to: (i) establish and/or change the duration of any Offering Period; (ii) limit or increase the frequency and/or number of changes in the amounts withheld during an Offering Period; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation; (iv) delegate its functions to officers or employees of the Company or other persons; (v) establish additional terms and conditions with respect to the purchase of Shares under the Plan; and (vi) establish such other limitations or procedures as it determines in its sole discretion advisable and consistent with the administration of the Plan. The Committee shall take any of the foregoing actions that are necessary to assure the continued availability of the exemption provided in Rule 16b-3. If and to the extent required by Rule 16b-3 or any successor exemption under which the Committee believes it is appropriate for the Plan to qualify, the Committee may restrict a Participant’s ability to participate in the Plan or sell any Shares received under the Plan for such period as the Committee deems appropriate or may impose such other conditions in connection with participation or distributions under the Plan as the Committee deems appropriate.

(c)  Duties of Committee.  The Committee shall establish and maintain records of the Plan and of each Payroll Deduction Account established for any Participant hereunder.

(d)  Plan Expenses.  The Company shall pay the fees and expenses of accountants, counsel, agents and other personnel and all other costs of administration of the Plan.

(e)  Indemnification.  The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith, gross negligence or willful misconduct.

Section 11.  Amendment and Termination

(a)  Amendment.  Subject to the provisions of Code Section 423, the Board may amend the Plan in any respect; provided, however, that the Plan may not be amended in any manner that will retroactively impair or otherwise adversely affect in any material manner the rights of any Participant to benefits under the Plan which have accrued prior to the date of such action.

(b)  Adjustments Due to Financial Accounting.  If the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including:

(i)    altering the Purchase Price for any Offering Period, including an Offering Period underway at the time of the change in Purchase Price;

(ii)   shortening any Offering Period so that the Offering Period ends on any other Investment Date, including an Offering Period underway at the time of the Board action; and

(iii)  allocating Shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

(c)  Termination.  The Plan will terminate on the earlier of: (i) the date on which there are no additional Shares reserved under the Plan for issuance to Participants; or (ii) the tenth (10th) anniversary of the Effective Date. In addition, the Plan may be terminated at any time, in the sole discretion of the Board. In the event of Plan termination, the Company shall refund to each Participant the amount of payroll deductions credited to their Payroll Deduction Account as soon as practicable following the effective date of such termination without interest.

Section 12.  Effective Date

The Plan was adopted by the Board with an Effective Date of January 1, 2011, subject to approval by the holders of the majority of Shares present and represented at an annual or special meeting of the stockholders held within twelve (12) months of the date the Plan is adopted. The Plan shall not become effective unless so approved.

Section 13.  Governmental and Other Regulations

The Plan and the grant and exercise of Options to purchase Shares hereunder, and the Company’s obligations to sell and deliver Shares upon the exercise of Options to purchase Shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as, in the opinion of counsel to the Company, may be required.

Section 14.  No Implied Rights

(a)  No Rights to Specific Assets.  Neither a Participant nor any other person shall by reason of participation in the Plan acquire any right in or title to any assets, funds or property of the Company or any Related Corporation, including any specific funds, assets, or other property which the Company or any Related Corporation, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the stock or amounts, if any, payable or distributable under the Plan, unsecured by any assets of the Company or any Related Corporation, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Related Corporation shall be sufficient to pay any benefits to any Participant.

(b)  No Contractual Right to Employment or Future Awards.  The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating Employee the right to be retained in the employ of the Company or any Related Corporation or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Option under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

Section 15.  Withholding

As a condition to receiving Shares under the Plan, the Company may require the Participant to make a cash payment to the Company of, or the Company may withhold from any Shares distributable under the Plan, an amount necessary to satisfy all federal, state, local or other taxes as may be required to be withheld in respect of such payments pursuant to any law or governmental regulation or ruling.

Section 16.  Offsets

To the extent permitted by law, the Company shall have the absolute right to withhold any amounts payable to any Participant under the terms of the Plan to the extent of any amount owed for any reason by such Participant to the Company and to set off and apply the amounts so withheld to payment of any such amounts owed to the Company, whether or not such amounts shall then be immediately due and payable and in such order or priority as among such amounts owed as the Committee, in its sole discretion, shall determine.

Section 17.  Notices, Etc.

All elections, designations, requests, notices, instructions and other communications from a Participant to the Committee or the Company required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee, shall be mailed by first-class mail or delivered to such location as shall be specified by the Committee, and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.

Section 18.  Effect of Plan

The provisions of the Plan shall be binding upon, and inure to the benefit of, all successors of the Company and each Participant, including such Participant’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

Section 19.  Governing Law

The Plan, all awards granted hereunder and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Illinois without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 20.  Defined Terms

When used herein, the following terms shall have the following meanings:

(a)           “Board” shall mean the Board of Directors of the Company.

(b)           “Code” shall mean the Internal Revenue Code of 1986, and any amendments thereto.

(c)           “Committee” shall mean the committee acting under Section 10.

(d)           “Compensation” unless otherwise provided by the Committee, shall mean “compensation” as defined under the First Busey Corporation Profit Sharing Plan and Trust for purposes of non-discretionary employer contributions.

(e)           “Effective Date” shall mean January 1, 2011.

(f)            “Employee” shall mean an employee of an Employer.

(g)           “Employer” shall mean the Company or any Related Corporation, unless otherwise determined by the Company.

(h)           “Entry Date” shall mean the first day of each Plan Year.

(i)            “Fair Market Value” shall, on any date, mean the officially-quoted closing selling price of the shares on such date on the principal national securities exchange on which such shares are listed or admitted to trading (including the New York Stock Exchange, Nasdaq Stock Market, Inc. or such other market or exchange in which such prices are regularly quoted) or, if there have been no sales with respect to shares on such date, or if the shares are not so listed or admitted to trading, the Fair Market Value shall be the value established by the Board in good faith and in accordance with Code Sections 422 and 409A.

(j)            “Grant Date” shall mean the first day of each Offering Period, or such other date as may be determined by the Committee in its sole discretion.

(k)           “Investment Date” shall mean the last day of each Offering Period, or such other date as may be determined by the Committee in its sole discretion.

(l)            “Offering Period” shall mean the period of twelve (12) months starting on January 1 of each year and ending on December 31 of each year or any other shorter period(s) within a Plan Year as may be determined by the Committee in its sole discretion from time to time.

(m)          “Participant” shall mean an Employee who has met the requirements of Section 2 and has properly elected to participate in the Plan pursuant to Section 3.

(n)           “Payroll Deduction Account” shall mean the bookkeeping account established by the Company pursuant to Section 3 for each Participant.

(o)           “Option” shall mean the right of a Participant to acquire Shares pursuant to the terms of the Plan.

(p)           “Plan Year” shall mean January 1 through December 31 of each year.

(q)           “Purchase Price” shall mean the price per Share as determined pursuant to Section 4(c).

(r)           “Related Corporation” shall mean a corporation which would be a parent or subsidiary corporation with respect to the Company as defined in Code Section 424(e) or (f).

(s)           “Retirement” shall mean the Participant’s termination on or after the date the Participant reaches the age of fifty nine and one half (59 1/2), as approved by the Committee.

(t)            “Share” shall mean a share of the Company’s common stock, par value $.001 per share.

Section 21.  Construction

In this Plan, unless otherwise stated or the context otherwise requires, the following uses apply:

(a)           actions permitted under this Plan may be taken at any time and from time to time in the actor’s reasonable discretion;

(b)           references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time;

(c)           in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”;

(d)           references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality;

(e)           indications of time of day mean Central Standard Time;

(f)            “including” means “including, but not limited to”;

(g)           all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Plan unless otherwise specified;

(h)           all words used in this Plan will be construed to be of such gender or number as the circumstances and context require;

(i)            the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Plan have been inserted solely for convenience of reference and shall not be considered a part of this Plan nor shall any of them affect the meaning or interpretation of this Plan or any of its provisions;

(j)            any reference to a document or set of documents in this Plan, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and

(k)           all accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as consistently applied in the United States of America.